UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

May 12, 2026
(Date of earliest event reported)

ALASKA AIR GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-8957	91-1292054
(Commission File Number)	(IRS Employer Identification No.)

19300 International Boulevard	Seattle	Washington	98188
(Address of Principal Executive Offices)			(Zip Code)

(206) 392-5040
(Registrant's Telephone Number, Including Area Code)
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Ticker Symbol	Name of each exchange on which registered
Common stock, $0.01 par value	ALK	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

This document is also available on our website at http://investor.alaskaair.com

ITEM 1.01 Entry Into a Material Definitive Agreement

Indenture Governing Senior Notes

On May 12, 2026, Alaska Airlines, Inc. (“Alaska”) issued and sold $500 million aggregate principal amount of 6.500% senior notes due 2031 (the “Notes”) pursuant to an Indenture dated as of May 12, 2026, by and between Alaska and U.S. Bank Trust Company, National Association (the “Base Indenture”), as supplemented by the First Supplemental Indenture dated as of May 12, 2026 by and among Alaska, Alaska Air Group, Inc. (the “Company”), as guarantor, and U.S. Bank Trust Company, National Association, as trustee (the “First Supplemental Indenture” and together with the Base Indenture, the “Indenture”). The Notes will be fully and unconditionally guaranteed by the Company.

The Notes will mature on June 1, 2031. The Notes bear interest at a rate of 6.500% per annum, payable semiannually in arrears on June 1 and December 1 of each year, commencing on December 1, 2026.
The Notes and the note guarantee of the Company will rank equally in right of payment with all of Alaska’s existing and future senior indebtedness. The Notes and the note guarantee are effectively subordinated to all of Alaska’s and the Company’s existing and future secured debt to the extent of the collateral securing such debt and structurally subordinated to all existing and future obligations of the Company’s subsidiaries other than Alaska.

Prior to December 1, 2030 (the “Par Call Date”), Alaska may redeem the Notes, in whole or in part, at a redemption price equal to the greater of (1) 100% of the principal amount of the Notes being redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on such Notes (excluding accrued and unpaid interest to the redemption date, and assuming final maturity on the Par Call Date) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the First Supplemental Indenture) plus 50 basis points, plus, in either case, accrued and unpaid interest to the redemption date.

If the Company experiences specified kinds of changes of control, Alaska must offer to repurchase the Notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date.

The Indenture provides for customary events of default. In the case of an event of default with respect to Alaska or the Company arising from specified events of bankruptcy or insolvency, all outstanding Notes will become due and payable immediately without further action or notice.

The description of the Indenture contained in this Item 1.01 does not purport to be complete and is qualified in its entirety by reference to the Base Indenture and the First Supplemental Indenture, copies of which will be filed as exhibits to Air Group’s Form 10-Q for the quarter ended June 30, 2026.

Term Loan Facility

On May 12, 2026, AS Mileage Plan IP Ltd. (the “Borrower”), an exempted company incorporated with limited liability under the laws of the Cayman Islands and an indirect wholly owned subsidiary of the Company, entered into an amendment to the Term Loan Credit and Guaranty Agreement, dated as of October 15, 2024 (the “Existing Term Loan Agreement”) by and among the Borrower, and the Company, Alaska and AS Mileage Plan Holdings Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands, as guarantors, Bank of America, N.A., as administrative agent, and the lenders party thereto from time to time, pursuant to which the Borrower incurred a new incremental class of $500 million in senior secured term loans (the “Incremental Term Loan Facility”) under the Existing Term Loan Agreement.

The Incremental Term Loan Facility will be secured by certain collateral (the “Loyalty Collateral”) associated with Alaska’s customer loyalty program, Atmos Rewards, which also secures (i) the Borrower’s existing $625 million 5.021% senior secured notes due 2029 and the $625 million 5.308% senior secured notes due 2031 (collectively, the “Loyalty Notes”), and (ii) the Borrower’s existing $750 million class of senior secured term loans under the Existing Term Loan Agreement (the “Existing Term Loan Facility”). The Incremental Term Loan Facility will be secured on an equal and ratable basis with the Existing Term Loan Facility and the Loyalty Notes by a first-priority lien on the Loyalty Collateral and will rank pari passu in right of payment with the Existing Term Loan Facility and the Loyalty Notes.

The loans under the Incremental Term Loan Facility will bear interest at a variable rate equal to Term SOFR (subject to a floor of zero) plus a specified margin of 2.00%.

The description of the Incremental Term Loan Facility contained in this Item 1.01 does not purport to be complete and is qualified in its entirety by reference to the Second Amendment to the Existing Term Loan Agreement, a copy of which will be filed as an exhibit to Air Group’s Form 10-Q for the quarter ended June 30, 2026.

ITEM 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information described under Item 1.01 above is hereby incorporated by reference into this Item 2.03.

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALASKA AIR GROUP, INC.
Registrant

Date: May 12, 2026

/s/ KYLE B. LEVINE
Kyle B. Levine
Executive Vice President Corporate and Public Affairs,
Chief Legal Officer and Corporate Secretary